FOR IMMEDIATE RELEASE
Investor Contact:	Media Contact:
Christopher Chai	John Bluth
Vice President, Treasury and Investor Relations	Senior Director, Corporate Communications
CV Therapeutics, Inc.	CV Therapeutics, Inc.
(650) 384-8560	(650) 384-8850

CV THERAPEUTICS COMPLETES MERLIN TIMI-36 STUDY

--Study close-out now underway; top line results expected in first quarter of 2007--

PALO ALTO, Calif., September 26, 2006 -- CV Therapeutics, Inc. (Nasdaq: CVTX) announced today that the MERLIN TIMI-36 study of ranolazine will proceed to the study close-out phase, followed by unblinding and analysis of the data, now that the required number of endpoints have accumulated.

The study's duration was event driven. The protocol pre-specified that the study would conclude after at least 730 major cardiovascular events, as defined in the study protocol, and 310 deaths from any cause. More than 1,000 major cardiovascular events and 310 deaths have now been recorded.

The MERLIN TIMI-36 study is being conducted by the Harvard-based Thrombolysis In Myocardial Infarction (TIMI) Study Group, under the direction of Eugene Braunwald, M.D. and David Morrow, M.D.

To complete the close-out portion of the study, MERLIN TIMI-36 patients will come in for a final study visit and the 440 enrolling study sites in 17 countries will be closed out. Top line data could be available in the first quarter of 2007.

The primary efficacy endpoint in MERLIN TIMI-36 is time to first occurrence of any element of the composite endpoint of cardiovascular death, myocardial infarction or recurrent ischemia in patients with non-ST elevation acute coronary syndromes (ACS) receiving standard therapy. The study also evaluates the safety of long-term treatment with Ranexa® (ranolazine extended-release tablets) compared to placebo.

According to a special protocol assessment (SPA) agreement with the U.S. Food and Drug Administration (FDA), if the primary endpoint is met, Ranexa could potentially be approved for treatment of ACS and secondary prevention. In addition, if treatment with Ranexa in this study is not associated with an adverse trend in death or arrhythmia compared to placebo, under the SPA agreement, the study's safety database could support potential approval of Ranexa as first-line chronic angina therapy, even if the primary endpoint is not met, according to the SPA.

"The MERLIN TIMI-36 study represents the most comprehensive clinical trial ever conducted with Ranexa and has the potential to provide new indications for first-line use in chronic angina and ACS," said Louis G. Lange, M.D., Ph.D., chairman and chief executive officer of CV Therapeutics. "There is the potential for this outcomes study to provide information to physicians that could impact the quality of care for millions of patients with ischemic heart disease."

Study Details

MERLIN TIMI-36 (Metabolic Efficiency with Ranolazine for Less Ischemia in Non-ST Elevation Acute Coronary Syndromes) is a multi-national, double-blind, randomized, placebo-controlled, parallel-group clinical trial designed to evaluate the efficacy and safety of Ranexa during acute and long-term treatment in approximately 6,500 patients with non-ST elevation ACS treated with standard therapy.

Within 48 hours of the onset of angina due to ACS, eligible hospitalized patients were enrolled in the study and randomized to receive intravenous Ranexa or placebo, followed by long-term outpatient treatment with Ranexa extended-release tablets or placebo. All patients also received standard therapy during both hospital-based and outpatient treatment. The doses of Ranexa extended-release tablets used in MERLIN TIMI-36 have been studied in previous Phase 3 clinical trials.

Currently, Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

Acute Coronary Syndromes

Patients with acute coronary syndromes (ACS) present with either acute myocardial infarction or unstable angina. According to the American Heart Association, there were more than 1.5 million hospital discharges for ACS in 2003. Most ACS patients typically fall into one of three categories: ST elevation myocardial infarction (STEMI), non-ST elevation myocardial infarction (NSTEMI) or unstable angina.

About Angina

Chronic angina is a serious and debilitating heart condition, usually associated with coronary artery disease and marked by repeated and sometimes unpredictable attacks of chest pain. Approximately 6.5 million people in the United States have chronic angina, and 400,000 new cases are diagnosed annually, according to the American Heart Association. Ranexa has anti-ischemic effects which do not depend on changes in heart rate or blood pressure.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved products include RanexaP®P (ranolazine extended-release tablets) and ACEONP®P (perindopril erbumine) Tablets. Ranexa is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates. In addition, CV Therapeutics co-promotes ACEONP®P, an ACE inhibitor, for reduction of the risk of cardiovascular mortality or nonfatal myocardial infarction in patients with stable coronary artery disease and treatment of essential hypertension.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been approved for marketing by any regulatory authorities.

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including regulatory review and approval of our products; special protocol assessment agreement; the conduct, timing and results of clinical trials, including the MERLIN TIMI-36 study; commercialization of products; market acceptance of products; product labeling; and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2006. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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